FOR IMMEDIATE RELEASE

XFONE Reports Strong Second Quarter Fiber Growth

Lubbock, TX – August 17, 2010 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announces results for the three and six months ended June 30, 2010.  As a consequence of the Company’s sale of its UK and Israeli Divisions, the results from those subsidiaries are reflected as discontinued operations for all periods presented.

Revenue
Revenue from the Company’s Fiber-To-The-Premise (FTTP) triple play business grew 23.2% to $2.4 million in the second quarter of 2010 as compared to approximately $1.98 million in the second quarter of 2009.  FTTP revenues represented 16.9% of total revenues for the three months ended June 30, 2010 as compared to 12.8% of total revenues for the three months ended June 30, 2009.

Consolidated revenues for the quarter ended June 30, 2010 were $14.4 million, a decrease of 6.6% compared to $15.5 million in the same prior year period, related primarily to attrition in the residential customers and wholesale business of Xfone’s legacy non-FTTP business.

Customer Expansion
Xfone added a total of 670 FTTP customers during the second quarter of 2010; 69 are business accounts and 601 are residential customers.  The Company’s total number of FTTP customers as of June 30, 2010 was 4,920 compared to 3,718 FTTP customers as of June 30, 2009.

Furthermore, Xfone will begin the build out of its PRIDE Network in the rural communities of northwestern Texas in the fourth quarter of 2010.  This project is expected to add approximately 30,000 FTTP passings, bringing total company-wide FTTP passings to over 50,000.  Xfone’s PRIDE Network is being almost entirely financed by $63.6 million in funds from the Federal broadband stimulus program, of which more than 40% is contributed as a grant.

Gross Profit Margin
Gross profit margin increased during the second quarter of 2010 to 47.4% compared to 45.6% in the same quarter last year, as the Company experienced growth in revenues from its higher margin FTTP business.  FTTP gross margin is typically between 60 and 80 percent, depending on product mix.

EBITDAS
EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation) for the second quarter of 2010 was $1.6 million.  EBITDAS margin in the quarter ended June 30, 2010 was 11.4%.

Net Income
The Company reported net income from continued operations of $132,851or $0.006 per basic and diluted share, assuming 21,387,872 shares outstanding in the second quarter of 2010 compared to a net loss of ($1.5) million or ($0.081) per basic and diluted share assuming 18,376,075 shares outstanding in the second quarter of 2009.

Net financing expense was $162,390 in the three months ended June 30, 2010 compared to $2.5 million in the three months ended June 30, 2009, primarily attributed to the effect of fluctuations in the exchange rate of the New Israeli Shekel (NIS) on the Company’s Bonds, which are stated in NIS.

Outlook
In the short term, Xfone expects continued double-digit growth of FTTP customers in the Levelland market.  Additionally, the Company plans to commence the build out of its PRIDE Network in the fourth quarter of 2010, utilizing $63.6 million in Federal broadband stimulus funding.  At its completion, within two to three years, the network is expected to be comprised of 30,000 passings in northwestern Texas.   The Company will begin signing up subscribers in 2011, and upon completion of the customer ramp-up in 2014, Xfone expects to achieve consolidated annual EBTIDAS in excess of $20 million.

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Mr. Guy Nissenson, Xfone’s President and CEO, commented, “During the first half of 2010, our Company has continued to make transformative changes with the goal of sharpening our strategic focus and shifting our operating activities to center around our high margin, best in class, FTTP network.  The divestiture of our UK and Israeli businesses concentrates our geographic presence within the United States and coincides with our aggressive rollout of our FTTP network in select communities in Texas.  Since we acquired the FTTP business in the first quarter of 2008, revenues from that segment have grown 37%, and as a percentage of total revenues, the FTTP contribution has grown from 12.8% to 16.9% in the second quarter of 2010. It is important to note that the presentation of the UK and Israeli businesses as discontinued operations, while an important reflection of our near term direction, does not yet show some of the key savings of these divestitures, namely: an improvement in working capital due to the sale of Xfone 018; the continued benefit of cash flow from the U.K. operation as part of the sale agreement; and the elimination of additional overhead.
“Growth in our higher margin FTTP business drove improved overall gross margins of 47.4% in the second quarter of 2010 compared to 45.6% in the second quarter of 2009.  We are very pleased by the acceptance rate of our FTTP voice, video and data ‘triple play’ offering in the communities of Lubbock, Levelland and Smyer,Texas.  In Lubbock, close to 50% of the businesses in the market have signed up for our services and residential revenue is growing as well.  In March we substantially completed the construction of our FTTP network in Levelland and we are currently marketing, selling and connecting customers at a very promising rate, with approximately 35% of residential households and more than 40% of businesses signing up with us so far.  Revenues from Levelland for the month of June 2010 were almost seven times the revenue achieved for the month of December 2009.  With continued growth, we expect Levelland will contribute approximately $2.5 to $3.0 million of additional EBITDAS.”

Conference Call:

The Company will host a conference call on, August 17, 2010 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 355278.

To access the live webcast, log onto the XFONE website at http://www.xfone.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE is a holding and managing company with operations in the United States, the United Kingdom and Israel, that offers a wide range of communications services which include: local, long distance and international telephony services; video; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities.  The Company serves customers worldwide.

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. First, Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

US IR Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com

Xfone, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30, ,
	2010	2009	2010	2009

Revenues	$14,429,559	$15,455,409	$28,986,997	$31,105,422
Cost of revenues	7,592,359	8,408,974	15,296,524	17,064,790
Gross profit	6,837,200	7,046,435	13,690,473	14,040,632

Operating expenses:
Marketing and selling	1,072,906	1,134,071	2,180,798	2,324,805
General and administrative	5,251,349	5,057,631	10,683,349	10,486,731
Total operating expenses	6,324,255	6,191,702	12,864,147	12,811,536

Operating profit	512,945	854,733	826,326	1,229,096

Financing expense, net	(162,390)	(2,543,326)	(1,257,116)	(997,294)
Other expenses	(148,091)	(94,653)	(293,336)	(188,781)

Income (loss) from continued operations before taxes and non-controlling interest	202,464	(1,783,246)	(724,126)	43,021

Income tax benefit (expense)	(69,613)	289,676	252,616	319,959

Net Income (loss) from continued operations	132,851	(1,493,570)	(471,510)	362,980

Income (loss) from discontinued operations in the United Kingdom and Israel, before taxes	354,539	(360,841)	94,876	147,209

Income tax expense on discontinued operations in the United Kingdom and Israel	(92,161)	(147,482)	(185,255)	(174,167)

Net income (loss)	395,229	(2,001,893)	(561,889)	336,022

Less: Net income (loss) attributed to non-controlling interest (related to discontinued operations)	(66,339)	138,716	(163,479)	119,162

Net income (loss) attributed to shareholders	$328,890	$(1,863,177)	$(725,368)	$455,184

Basic income (loss) per share:
Income (loss) from continued operations	$0.006	$(0.081)	$(0.024)	$0.020
Income (loss) from discontinued operations	0.010	(0.020)	(0.012)	0.005
Basic and diluted	$0.016	$(0.101)	$(0.036)	$0.025

Diluted income (loss) per share:
Income (loss) from continued operations	$0.006	$(0.081)	$(0.024)	$0.020
Income (loss) from discontinued operations	0.009	(0.020)	(0.012)	0.005
Basic and diluted	$0.015	$(0.101)	$(0.036)	$0.025

Basic weighted average number of shares outstanding:	21,119,488	18,376,075	19,877,000	18,376,075

Diluted weighted average number of shares outstanding:	21,387,872	18,376,075	19,877,000	18,376,075

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for Xfone, Inc.

	Three months ended		Six months ended
	June 30,		June 30, ,
	2010	2009	2010	2009

Net income (loss) attributed to shareholders	$328,890	$(1,863,177)	$(725,368)	$455,184

Depreciation and amortization	1,077,822	784,491	2,053,634	1,571,069
Compensation in connection with the issuance of warrants and options	55,968	194,845	451,383	304,034
Financing expense, net	162,390	2,543,326	1,257,116	997,294
Other expenses	148,091	94,653	293,336	188,781
Net loss (income) attributed to non-controlling interest	66,339	(138,716)	163,479	(119,162)
Income tax expense (benefit)	69,613	(289,676)	(252,616)	(319,959)
Loss (income) from discontinued operations, after taxes	(262,378)	508,323	90,379	26,958

EBITDAS	$1,646,735	$1,834,069	$3,331,343	$3,104,199